Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-142271 on Form S-8 and in Amendment No. 1 to Registration Statements No. 333-142278 and No. 333-146832 on Form S-3 of our reports dated March 10, 2010, relating to (1) the consolidated financial statements and financial statement schedule of DCP Midstream Partners, LP (which report expresses an unqualified opinion including explanatory paragraphs referring to (a) the preparation of the portion of the DCP Midstream Partners, LP consolidated financial statements attributable to DCP East Texas Holdings, LLC, Discovery Producer Services, LLC, and a non trading derivative instrument from the separate records maintained by DCP Midstream, LLC, (b) the retroactive effect of the April 1, 2009 acquisition of an additional 25.1% of DCP East Texas Holdings, LLC, which was accounted for in a manner similar to a pooling of interests, and (c) the retrospective adjustments related to the adoption of the amended provisions of ASC 810, Consolidation, as it pertains to noncontrolling interests, and the adoption of the amended provisions of ASC 260, Earnings Per Share, as it pertains to net income per limited partner unit) and (2) the effectiveness of DCP Midstream Partners, LP’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of DCP Midstream Partners, LP for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Denver, Colorado

March 10, 2010